                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:   Daniel J. Meaney, Public Affairs Manager
Phone:     1-800-428-3985 x3016 or (860) 669-8630 x3016


          "CONNECTICUT WATER SERVICE, INC. REACHES AGREEMENT TO ACQUIRE
                           UNIONVILLE WATER COMPANY"

         CLINTON, CONNECTICUT, DECEMBER 3, 2001 - Connecticut Water Service, Inc., (CTWS) and the Unionville Water Company, (Unionville) in Farmington, Connecticut have signed a Letter of Intent to combine their respective water utility operations. Under the letter agreement, Connecticut Water Service (a Clinton, Connecticut based holding company that owns several regulated water utilities in Connecticut and Massachusetts) will exchange Connecticut Water Service common stock and cash for Unionville stock. The transaction is valued at approximately $6.3 million.

         Upon completion of the transaction, Connecticut Water Service will operate Unionville as a wholly owned subsidiary under its holding company structure. Unionville Water Company serves 5,400 customers or a population of more than 14,000 people and produces annual revenues of approximately $2.4 million.

         Marshall T. Chiaraluce, Chairman and CEO of Connecticut Water Service, Inc., said the Company looks forward to serving Unionville Water customers. He stated, "During the 45 year history of Connecticut Water Service, the Company has consistently delivered on its commitment to providing customers with a reliable supply of high quality water and responsive customer service. In just the last three years, we have acquired and successfully made a virtually seamless integration of three other water utility companies into the Connecticut Water system." Connecticut

Water Service, Inc. is the largest domestically owned water utility company in New England. Connecticut Water plans to retain Unionville's present staff and the transition should be seamless to customers.

         Stephen A. Flis, President of the Unionville Water Company, said Unionville's Board of Directors carefully considered many factors before accepting Connecticut Water's offer. He stated, "We believe that Connecticut Water, with its excellent reputation for providing high quality water and responsive customer service, is the right entity to acquire Unionville Water. In addition, Connecticut Water, which is based here in Connecticut, has access to financial resources and technical expertise, and has a strong history of regulatory compliance so that it will be able to meet the current and future needs of Unionville customers."

         Completion of the transaction is subject to regulatory approvals, requisite shareholder and director approvals of a definitive agreement, and satisfaction of several other conditions.

         Connecticut Water Service, Inc. is the parent of the Connecticut Water Company that serves more than 66,000 customers or a population of about 230,000 people in 35 Connecticut towns. In addition, Connecticut Water Service, Inc. has acquired three water utility companies since 1999 with a combined customer base of approximately 11,800 representing a population of more than 56,000 people. The acquisitions include the following companies:

         - Gallup Water Service, Inc. in Plainfield, Connecticut - 1,100 customers; a population served of 3,800.

         - Crystal Water Company in Danielson, Connecticut - 3,500 customers; a population served of 12,250.

         - Barnstable Water Company in Hyannis, Massachusetts - 7,200 customers; a population served of 40,000.

         Also under contract for acquisition by Connecticut Water Service's subsidiaries are the Town of Middlebury, Connecticut's municipal water system, and the Town of Killingly, Connecticut's industrial park water system.

         This would be the second acquisition of a Farmington based water provider by Connecticut Water. In 2000, the Company acquired Howie's Water, the state's largest provider of emergency drinking water and pool water via tanker. Howie's Water operates under Connecticut Water's unregulated subsidiary Connecticut Water Emergency Services, Inc.

                                       ###